Exhibit 99.1
For more information, contact:
Ronald L. Smith
Chief Financial Officer
(336) 316-5545
Unifi, Inc. Terminates Cash Tender Offer and Related Consent Solicitation for Outstanding Debt Securities; Announces Partial Redemption of Outstanding Debt Securities
GREENSBORO, N.C., January 11, 2011 - Unifi, Inc. (NYSE: UFI) (the “Company”), announced today that it has terminated its cash tender offer (the “Tender Offer”) for any and all of its outstanding 11 1/2% Senior Secured Notes due 2014 (CUSIP No. 904677AG6) (the “Notes”) and its related consent solicitation of holders of the Notes to authorize the elimination of most of the restrictive covenants and certain of the events of default contained in the indenture governing the Notes (the “Indenture”) and the release of the security for the Notes (the “Consent Solicitation”). The Tender Offer and Consent Solicitation were made pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement, dated December 28, 2010 and the related Letter of Transmittal and Consent.
The Tender Offer and Consent Solicitation were conditioned upon the satisfaction or waiver of certain conditions, including, among others, a financing condition that the Company receive proceeds of at least $140.0 million from a debt financing on terms satisfactory to the Company. The Company has determined that this condition will not be met and is therefore terminating the Tender Offer and Consent Solicitation. The Company has reviewed current conditions in the debt capital markets and determined that the savings generated from such financing would not be sufficient to offset the costs of such transaction. The Company therefore has decided against proceeding with the debt financing. Neither the total consideration nor the tender consideration will be paid or become payable to the holders of the Notes who validly tendered their Notes in connection with the Tender Offer. None of the Notes will be accepted for purchase or purchased in the Tender Offer and any Notes previously tendered and not withdrawn will be promptly returned to their respective holders.
This press release formally terminates the Tender Offer and Consent Solicitation.
The exclusive dealer manager for the Tender Offer and solicitation agent for the Consent Solicitation was J.P. Morgan Securities LLC ((800) 245-8812 (toll-free) and (212) 270-1200 (collect)). The depositary and information agent for the Tender Offer and Consent Solicitation was D.F. King & Co., Inc. Holders of Notes with questions regarding the termination of the Tender Offer and Consent Solicitation may call the information agent, D.F. King & Co., Inc, toll-free at (800) 769-7666.
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Unifi, Inc. Terminates Cash Tender Offer and Related Consent Solicitation for Outstanding Debt Securities; Announces Partial Redemption of Outstanding Debt Securities — Page 2
The Company also announced today that it is calling for redemption on February 16, 2011 an aggregate principal amount of $30 million of the Notes in accordance with the Indenture. Pursuant to the terms of the Indenture, the redemption price for the Notes will be 105.75% of the principal amount of the redeemed Notes, plus accrued and unpaid interest. Following completion of the redemption, the aggregate principal amount of the Notes that will remain outstanding will be $133.7 million.
A formal notice of redemption will be sent separately to the holders of the Notes, in accordance with the terms of the Indenture. The Company plans to finance this redemption using borrowings under its existing secured asset-based revolving credit facility and cash on hand. As of today, the Company has no outstanding borrowings under the revolving credit facility and approximately $82 million of availability. This redemption is expected to result in a one-time, pre-tax charge for early extinguishment of debt in the Company’s fiscal 2011 third quarter of $2.2 million or about $0.11 per share. The one-time charge for the $30 million redemption will be made up of a $0.5 million non-cash charge related to the write-off of the unamortized debt issuance costs and $1.7 million of call premiums (based on the redemption price of 105.75).
This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities.
Unifi, Inc. (NYSE: UFI) is a leading diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials. The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. Key Unifi brands include, but are not limited to: Sorbtek®, A.M.Y.®, Mynx® UV, Reflexx®, MicroVista® and Satura®. Unifi’s yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications. For more information about Unifi, visit www.unifi.com.
CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements.” You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” or words or phrases of similar meaning. Because forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions, these statements are inherently subject to risks and uncertainties. Many factors could affect our forward-looking statements, including, among others, the factors described under the caption “Risk Factors” in documents that we file with the SEC. New risk factors can emerge from time to time. It is not possible for us to predict all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, actual future results may be materially different from what we plan or expect. We will not update forward-looking statements, even if our situation changes in the future, except as required by federal securities laws.
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